CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated July 20, 2011, relating to the financial statements of T. Rowe Price Floating Rate Fund, Inc., which appear in such Registration Statement.  We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Report of Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

September 23, 2011